Exhibit 99.1

NET Power and Rice Acquisition Corp. II Announce Upsized PIPE Commitments from Occidental and Rice Family

Occidental and Rice family increase their PIPE investments by $275 million combined, bringing total committed capital to $510 million for the proposed transaction

April 24, 2023 – NET Power, LLC (“NET Power”) and Rice Acquisition Corp. II (NYSE: RONI) (“RONI”) today announced an additional $275 million of PIPE commitments in connection with their proposed business combination. Occidental (NYSE: OXY) has increased its commitment to the PIPE by $250 million, bringing its total investment to $350 million, while the Rice family has committed an additional $25 million to the PIPE, bringing their total investment to $125 million.

The new commitments bring the expected gross proceeds of the business combination to $845 million for NET Power, consisting of approximately $345 million from RONI’s trust account (assuming no redemptions), and approximately $500 million from the PIPE raised entirely at $10.00 per share of common stock. Assuming no RONI shareholders exercise their redemption rights, the combined company is expected to have a market capitalization in excess of $2.0 billion.

Since announcing the transaction in December 2022, NET Power has continued to make excellent progress towards commercialization of its utility-scale power plant, including FEED commencement on the Occidental-hosted Serial Number 1 (“SN1”) project near Odessa, Texas. In support of the plant, NET Power expects Occidental will be a key offtaker of the clean power generated by SN1. Furthermore, it is anticipated that Occidental will manage the transportation, storage, and utilization of the captured CO2 from SN1.

“We believe NET Power’s technology can accelerate emissions reductions in our existing operations and ultimately supply emissions-free power to the Direct Air Capture facilities and sequestration hubs we are developing,” said Vicki Hollub, President and CEO of Occidental. “Our additional $250 million investment in NET Power demonstrates our conviction in NET Power’s technology and mission to globally deploy affordable and reliable zero-emissions energy.”

Following this additional commitment, Occidental’s ownership stake in the combined company will increase to approximately 39%, assuming no redemptions.

Incoming NET Power CEO Danny Rice said, “We’re confident that NET Power’s patented power plant technology is the only technology that can deliver all-in-one clean, reliable and low-cost power, and the more time we spend with the NET Power team and the technology, the more excited we get. We are pleased with the progress to date on SN1 and we consider Occidental an ideal partner in the CO2 offtake, carbon management, and sequestration space. Now more than ever, we believe that the world needs NET Power, and this additional capital from Occidental and the Rice family enhances our ability to begin delivering the energy trifecta at global scale this decade.”

As previously communicated, NET Power expects $200 million of net proceeds from the business combination and the PIPE to fully fund corporate operations through commercialization of SN1, which is expected to be operational in 2026. The net proceeds above $200 million are expected to support SN1 capital needs and future commercial origination efforts.

Expected Sources & Uses

SOURCES	$mm
Cash in RONI Trust (1)		$335
Rice Friends & Family Investment (2)		$125
OXY Investment (3)		$350
Additional PIPE Investments		$35
NET Power Equity Rollover (4)		$1,362
TOTAL SOURCES		$2,207
USES	$	mm
NET Power Equity Rollover (4)		$1,362
Cash to Pro Forma Balance Sheet (5)		$810
Transaction Fees and Expenses		$35
TOTAL USES		$2,207

Illustrative Pro Forma Valuation

in mm except Share Price
Share Price	$10.00
(x) Pro Forma Shares Outstanding (6)	227
PRO FORMA EQUITY VALUE	$2,274
Plus: Pro Forma Debt	$0
Less: Pro Forma Cash (5)	$(810)
PRO FORMA ENTERPRISE VALUE	$1,463

Illustrative Pro Forma Ownership

SHAREHOLDER	SHARES (mm)%
NET Power Existing Shareholders & Employee Options (7)	172	71%
Public Shareholders (8)	36	15%
Rice Friends and Family (incl. sponsor shares) (9)	19	8%
TOTAL PRO FORMA SHARES OUTSTANDING (6)	227	94%
FULLY DILUTED PRO FORMA SHARES OUTSTANDING (10)	243	100%

Note: Amounts and percentages may not add up due to rounding.

(1)	Assumes no RONI shareholders exercise redemption rights. Excludes the Rice family’s $10mm IPO investment. See footnote (2). Excludes interest earned on investments held in trust account.

(2)	Rice Friends & Family includes non-redemption agreement for Rice family’s $10mm IPO investment and an incremental $115mm investment via PIPE.

(3)	$350mm Oxy investment includes $10mm to be pre-funded to support NET Power’s operations through transaction close.

(4)	Rollover equity excludes Oxy investment that will be pre-funded prior to transaction close.

(5)	Cash to Pro Forma Balance Sheet includes $10mm Oxy investment that will be pre-funded prior to transaction close.

(6)	Pro Forma Shares Outstanding (i) excludes 1.0mm sponsor shares subject to a pro-rata earn-out at $12, $14 and $16 per share, (ii) excludes between 6.3mm and 12.5mm shares to be issued to Baker Hughes associated with funding of the Joint Development Agreement, (iii) excludes up to 2.1mm shares to be issued to Baker Hughes as “bonus shares” associated with achieving certain milestones as part of the Joint Development Agreement, (iv) excludes 10.9mm private warrants with a $11.50/share strike price and (v) excludes 8.6mm public warrants with a $11.50/share strike price.

(7)	NET Power Existing Shareholders & Employee Options figure includes shares to be received pursuant to PIPE.

(8)	Public Shareholders figure includes 2.5mm unaffiliated PIPE shares.

(9)	RONI sponsor restructured its founder shares to better align interests with new investors including a forfeiture of 1.0mm sponsor shares, placing 1.0mm sponsor shares at-risk to share price increases and locking up 1.6mm sponsor shares for 3-years subject to early release at higher share price thresholds.

(10)	Includes shares described in subsections (i) through (iii) of footnote 6 (i.e., excludes shares underlying public and private warrants).

About NET Power

NET Power is a clean energy technology company whose mission is to globally deploy affordable and reliable zero-emissions energy. The Company invents, develops, and licenses clean power generation technology. Founded in 2010 and headquartered in Durham, North Carolina, NET Power has received strategic investments from key industry partners including 8 Rivers, Constellation, Occidental, and Baker Hughes. For more information, please visit https://netpower.com/

About Rice Acquisition Corp. II

RONI is led by Daniel Rice IV and Kyle Derham, former executives of Rice Energy, Inc. (“RICE”) and Rice Midstream Partners (“RMP”). In 2018 and 2019, RICE and RMP merged with EQT Corporation (NYSE: EQT) and EQT’s midstream affiliates for over $10 billion to become the largest U.S. natural gas producer. Rice Acquisition Corp. led a 2021 business combination with Archaea Energy LLC and Aria Energy LLC to create Archaea Energy, Inc. (formerly NYSE: LFG), an industry-leading renewable natural gas platform that BP p.l.c. (NYSE: BP) acquired for a cash consideration of $4.1 billion in December 2022, generating a 2.6x return on investment for LFG PIPE investors in approximately one year. Daniel Rice currently serves on the board of EQT. The RONI website is https://ricespac.com/rac-ii/

Important Information about the Transaction and Where to Find It

This press release relates to, among other matters, a proposed business combination transaction involving NET Power and RONI. In connection with the transaction, RONI has filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 (File No. 333-268975), including a proxy statement and prospectus (the “Proxy Statement/Prospectus”). This document is not a substitute for the Proxy Statement/Prospectus. The definitive Proxy Statement/Prospectus (if and when available) will be delivered to RONI’s shareholders. RONI may also file other relevant documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF RONI AND OTHER INTERESTED PARTIES ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RONI, NET POWER, THE TRANSACTION AND RELATED MATTERS.

Investors and security holders of RONI may obtain free copies of the Proxy Statement/Prospectus and other documents that are filed or will be filed with the SEC by RONI through the website maintained by the SEC at www.sec.gov or at RONI’s website at www.ricespac.com/rac-ii.

Participants in the Solicitation

RONI and NET Power and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from RONI’s shareholders in connection with the transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction between RONI and NET Power are contained in the Proxy Statement/Prospectus. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This communication may contain certain forward-looking statements within the meaning of the federal securities laws with respect to (i) the PIPE, including commitments to the PIPE, and (ii) the proposed transaction between NET Power and RONI and the combined company. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “seek,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) conditions to the completion of the proposed business combination and PIPE investment, including shareholder approval of the business combination, may not be satisfied or the regulatory approvals required for the proposed business combination may not be obtained on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement between the parties or the termination of any PIPE investor’s subscription agreement; (iii) the effect of the announcement or pendency of the proposed business combination on NET Power’s business relationships, operating results, and business generally; (iv) risks that the proposed business combination disrupts NET Power’s current plans and operations; (v) risks related to diverting management’s attention from NET Power’s ongoing business operations; (vi) potential litigation that may be instituted against RONI or NET Power or their respective directors or officers related to the proposed transaction or the business combination agreement or in relation to NET Power’s business; (vii) the amount of the costs, fees, expenses and other charges related to the proposed business combination and PIPE investment; (viii) risks relating to the uncertainty of the projected financial information with respect to NET Power or the combined company; (ix) NET Power’s history of significant losses; (x) the combined company’s ability to manage future growth effectively; (xi) the combined company’s ability to utilize its net operating loss and tax credit carryforwards effectively; (xii) NET Power’s ability to continue as a going concern if the transactions contemplated herein are not completed; (xiii) the capital-intensive nature of NET Power’s business model, which may require the combined company to raise additional capital in the future; (xiv) barriers the combined company may face in its attempts to deploy and commercialize its technology; (xv) the complexity of the machinery NET Power relies on for its operations and development; (xvi) the combined company’s ability to establish and maintain supply relationships; (xvii) risks related to NET Power’s arrangements with third parties for the development, commercialization and deployment of technology associated with NET Power’s technology; (xviii) risks related to NET Power’s other strategic investors and partners; (xix) the combined company’s ability to successfully commercialize its operations; (xx) the availability and cost of raw materials; (xxi) the ability of NET Power’s supply base to scale to meet the combined company’s anticipated growth; (xxii) risks related to NET Power’s or the combined company’s ability to meet its projections; (xxiii) the combined company’s ability to expand internationally; (xxiv) the combined company’s ability to update the design, construction and operations of the NET Power technology; (xxv) the impact of potential delays in discovering manufacturing and construction issues; (xxvi) the possibility of damage to NET Power’s Texas facilities as a result of natural disasters; (xxvii) the ability of commercial plants using NET Power’s technology to efficiently provide net power output; (xxviii) the combined company’s ability to obtain and retain licenses; (xxix) the combined company’s ability to establish an initial commercial scale plant; (xxx) the combined company’s ability to license to large customers; (xxxi) the combined company’s or NET Power’s ability to accurately estimate future commercial demand; (xxxii) the combined company’s ability to adapt to the rapidly evolving and competitive natural and renewable power industry; (xxxiii) the combined company’s ability to comply with all applicable laws and regulations; (xxxiv) the impact of public perception of fossil fuel derived energy on the combined company’s business; (xxxv) any political or other disruptions in gas producing nations; (xxxvi) the combined company’s ability to protect its intellectual property and the intellectual property it licenses; (xxxvii) the ability to meet stock exchange listing standards following the consummation of the proposed business combination; (xxxviii) changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations, including recent proposals by the SEC or as a condition to obtaining regulatory approval of the proposed business combination; (xxxix) the impact of the global COVID-19 pandemic on any of the foregoing risks; and (xl) such other factors as are set forth in RONI’s periodic public filings with the SEC, including but not limited to those described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its subsequent quarterly reports on Form 10-Q, and in its other filings made with the SEC from time to time, including the registration statement, which are available via the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and NET Power and RONI assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither NET Power nor RONI gives any assurance that either NET Power or RONI, or the combined company, will achieve its expectations.

NET Power Investor Contact:

Bryce Mendes

bryce.mendes@netpower.com

NET Power Media Contact:

Sam Fabens

sfabens@voxglobal.com

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